Exhibit 99.1

SeaSpine Reports 21 Percent Revenue Growth for First Quarter 2022 and Increases Full Year 2022 Revenue Guidance

CARLSBAD, CA (May 3, 2022) – SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the three-months ended March 31, 2022.

Summary First Quarter 2022 Financial Results and Recent Highlights
•Total revenue of $50.7 million, an increase of 21% year-over-year
•U.S. revenue of $45.5 million, an increase of 21% year-over-year
◦U.S. spinal implants and enabling technologies revenue of $24.2 million, an increase of 31% year-over-year
◦U.S. orthobiologics revenue of $21.3 million, an increase of 12% year-over-year
•International revenue of $5.2 million, an increase of 16% year-over-year
•Implantation of the 50,000th NanoMetalene® interbody device
•Full commercial launch of the following products:
◦Explorer TO Expandable IBD
◦NorthStar™ Facet Fusion
◦Regatta® Lateral Plate System
◦Torrent™/Torrent C DBM Putty with Accell
•Limited commercial launch of FLASH™ Navigation Lumbar Facet Fusion
•John Bostjancic, CFO since 2015, assumed expanded responsibilities and was named Chief Operating and Financial Officer
•Added Hollis Winkler to the Senior Leadership Team in the role of Senior Vice President, Human Resources

“We were pleased to see revenue acceleration throughout the quarter,” said Keith Valentine, President and Chief Executive Officer. “Despite significant omicron headwinds throughout January, we exceeded our own internal expectations as the quarter progressed with strong results across all portfolios as hospital staffing and OR capacity quickly recovered. On the heels of recent product introductions, we gained further momentum and energy in the field among our surgeon customers and distributor partners that has continued into the second quarter and gives us the confidence to increase our full-year 2022 revenue guidance.”

First Quarter 2022 Financial Results
U.S. revenue growth was driven by both the spinal implants and orthobiologics portfolios and from $1.8 million of capital sales revenue contributed by 7D Surgical. Sales of products and systems launched or enhanced via line extensions within the past five years represented 74% and 43% of U.S. spinal implants and U.S. orthobiologics revenue, respectively. International revenue growth was driven by spinal implants and from $0.6 million of 7D Surgical capital sales revenue.

Gross margin for the first quarter of 2022 was 59.8%, compared to 63.4% for the first quarter of 2021. The decline in gross margin in the current year was due to increased technology amortization resulting from the acquisition of 7D Surgical and higher excess and obsolete inventory charges that were primarily driven by the increased cadence of full commercial product launches. Adjusted Gross Margin (as described below) for the first quarter of 2022 was 62.0%, compared to 64.0% for the first quarter of 2021.

Operating expenses for the first quarter of 2022 totaled $47.2 million, a $8.0 million increase compared to the first quarter of 2021. The increase in operating expenses was driven primarily by $6.1 million in higher selling and marketing expenses, the majority of which relates to higher selling commissions attributed to revenue growth and the impact of the 7D Surgical sales and marketing team. Research and development expenses increased $1.3 million compared to the first quarter of 2021, which was related to 7D Surgical. General and administrative expenses increased $0.5 million compared to the first quarter of 2021.

Net loss for the first quarter of 2022 was $16.6 million, a $3.9 million increase compared to the first quarter of 2021.

Adjusted EBITDA Loss (as described below) for the first quarter of 2022 was $8.0 million, a $2.8 million increase compared to the first quarter of 2021. The increase in Adjusted EBITDA Loss was primarily the result of the dilutive impact of 7D Surgical on the current quarter results.

Cash, cash equivalents and short-term investments at March 31, 2022 totaled $81.4 million, and included the proceeds of $25 million borrowed against the Company’s $30 million credit facility in March. The Company is in the process of extending the credit facility through April 2025 and expanding the total potential borrowing capacity to $40 million, and it expects to complete that during the second quarter of 2022.

2022 Financial Outlook
SeaSpine now expects full-year 2022 revenue to be in the range of $231 to $235 million, reflecting growth of approximately 21% to 23% over full-year 2021, with growth in revenue from the U.S. spinal implants portfolio expected to exceed 20%. This compares to previous revenue guidance of $226 million to $230 million and expectations for U.S spinal implants revenue growth to exceed 17%.

SeaSpine continues to anticipate approximately $12 million to $13 million of revenue in the third quarter of 2022 attributable to final stocking orders from its European distributors, following its recent decision to exit the European spinal implants market. The Company expects to generate $8.5 million to $9.5 million of incrementally higher European spinal implants revenue in 2022 compared to the $6.2 million it generated in 2021 as a result of these final stocking orders. SeaSpine will continue to market and sell its orthobiologics and enabling technologies products in the European market.

Reconciliation of GAAP to Non-GAAP Financial Measures
The Company presents two financial measures in this press release not reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”): Adjusted Gross Margin and Adjusted EBITDA Loss. Adjusted Gross Margin represents GAAP gross margin excluding the impact of the following items recorded to cost of goods sold: technology-related intangible asset amortization expense, nonrecurring, fixed NanoMetalene supplier processing charge, purchase accounting inventory fair market value adjustment charges, and idle manufacturing plant costs. Adjusted EBITDA Loss represents earnings (loss) before interest, taxes, depreciation and amortization and excludes the impact of: stock-based compensation, intangible asset impairment charges, idle manufacturing plant costs, spinal set instrument replacement and impairment expenses, other income / expense, the nonrecurring, fixed NanoMetalene supplier processing charge, purchase accounting inventory fair market value adjustment charges, acquisition and integration-related charges, and employee severance and other charges related to the restructuring of the Company’s European sales and marketing organization. A reconciliation of GAAP gross margin to Adjusted Gross Margin and of GAAP net loss to Adjusted EBITDA Loss for all periods presented appears in the financial tables in this release.

The Company believes that the presentation of Adjusted Gross Margin and Adjusted EBITDA Loss provides important supplemental information to management and investors regarding financial and business trends relating to the Company's results of operations. For further information regarding why SeaSpine believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this press release filed today with the Securities and Exchange Commission available on the SEC's website at www.sec.gov and on the “Investors” page of the Company’s website at www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development, and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine’s complete procedural solutions feature its market-leading FLASH™ Navigation, a system designed to improve accuracy of screw placement and provide a cost-effective, rapid, radiation-free solution to surgical navigation, and a comprehensive portfolio of spinal implants and orthobiologics to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures on the lumbar, thoracic and cervical spine. With product development expertise in advanced optics, software, orthobiologic sciences and spinal implants, SeaSpine can offer its surgeon customers a complete solution to meet their patients’ evolving clinical needs. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements in this press release that are not a description of historical facts are forward-looking statements based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s expectations to extend and expand its credit facility; estimates regarding full-year 2022 revenue; estimated revenue expected in the third quarter of 2022 attributable to stocking orders from the Company’s European spinal implant distributors; and the amount of growth in revenue from the U.S. spinal implants portfolio for full-year 2022. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward looking statements are risks and uncertainties that include, but are not limited to: the extent of the impact of the COVID-19 pandemic on the Company's business and the economy; reductions in surgical volumes, including the duration of any elective surgery deferrals and the desire of patients and surgeons to perform elective surgeries once the pandemic has subsided and/or governmental orders no longer prohibit or recommend against performing elective surgeries; the impact of staffing shortages, at both third-party facilities at which elective surgeries are performed and the Company’s facilities, whether as a result of employee resignations due to vaccination mandates, exclusions from workplaces due to governmental requirements or recommendations related to isolating individuals who test positive for COVID-19 and/or quarantining individuals in close contact with individuals who test positive for COVID-19, or otherwise; surgeons’ willingness to adopt the Company’s newly launched products; the ability of newly launched products to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems; the risk of supply shortages and associated disruption to product sales, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, as a result of the pandemic, or otherwise; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

# # #

Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended March 31,
	2022	2021
Total revenue, net	$50,693	$41,954
Cost of goods sold	20,376	15,366
Gross profit	30,317	26,588
Operating expenses:
Selling and marketing	29,506	23,399
General and administrative	10,939	10,427
Research and development	5,850	4,506
Intangible amortization	856	792
Total operating expenses	47,151	39,124
Operating loss	(16,834)	(12,536)
Other income (expense), net	2	(159)
Loss before income taxes	(16,832)	(12,695)
Provision (benefit) for income taxes	(228)	25
Net loss	$(16,604)	$(12,720)
Net Loss per share, basic and diluted	$(0.45)	$(0.46)
Weighted average shares used to compute basic and diluted net loss per share	36,754	27,913

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	March 31, 2022 (unaudited)	December 31, 2021

Cash and cash equivalents	$81,435	$83,106
Trade accounts receivable, net	36,073	36,231
Inventories	76,534	72,299
Total current liabilities	72,951	52,981
Total stockholders' equity	296,821	312,364

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP NET LOSS TO ADJUSTED EBITDA LOSS
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2022	2021
GAAP net loss	$(16,604)	$(12,720)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	4,202	2,747
Other (income) expense	(2)	159
Income tax (benefit) provision	(228)	25
Spinal set instrument replacement expense	1,018	730
Stock-based compensation	2,819	2,546
European sales and marketing organization restructuring	279	—
Purchase accounting inventory fair market value adjustments	125	—
Acquisition and integration-related charges (7D Surgical)	372	1,276
Total Non-GAAP adjustments	8,585	7,483
Adjusted EBITDA Loss	$(8,019)	$(5,237)

SEASPINE HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION - GAAP GROSS MARGIN TO ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2022	2021
Total revenue, net	$50,693	$41,954
Less: Cost of goods sold	20,376	15,366
Gross profit	30,317	26,588
Add back:
Technology-related intangible asset amortization	986	267
Purchase accounting inventory fair market value adjustments	125	—
Adjusted gross profit	$31,428	$26,855
Adjusted gross margin (Adjusted gross profit / Total revenue, net)	62.0%	64.0%